Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment Number 1

THIS AMENDMENT NUMBER 1 TO EMPLOYMENT AGREEMENT (“Amendment Number 1”) effective as of September 30, 2026 (the “Effective Date”), is by and between INNODATA INC., a Delaware corporation (the “Company”), and RAHUL SINGHAL (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement effective as of January 1, 2026 (the “Employment Agreement”);

WHEREAS, Paragraph 14(c) of the Employment Agreement provides that the Employment Agreement may be amended by written agreement of both parties thereto; and

WHEREAS, the Company and the Executive are mutually desirous to enter into this Amendment Number 1 to amend certain terms of the Employment Agreement;

NOW, THEREFORE, the Company and the Executive hereby consent and agree to amend the Employment Agreement, in accordance with the relevant terms and provisions thereof, as follows:

1.	Paragraph 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

“Throughout the Term, the Executive shall have such duties and authorities as shall be consistent with his position as President and Chief Executive Officer of the Company, as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the “Board”), and he shall report solely and directly to the Board. At all times during the Term, the Executive shall be the most senior executive officer of the Company.”

2.	All references to “President and Chief Revenue Officer” are hereby deleted and replaced with references to “President and Chief Executive Officer”.

3.	All references to “Compensation Committee” are hereby deleted and replaced with references to “Leadership and Compensation Committee”.

4.	The first sentence of Paragraph 5(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

“Base Compensation. The Company shall pay the Executive an annualized base salary (“Base Salary”) at the rate of Six Hundred Thirty-Six Thousand Two Hundred and Seventy-Six Dollars ($636,276), subject to annual performance reviews, such reviews to be coterminous with the annual reviews of the Company’s other senior executives, but in all events such review shall occur no later than March of each calendar year during the Term for discretionary increases to be applicable for the twelve (12) consecutive month period commencing on the respective next April 1 (provided that the first such increase, if any, shall commence April 1, 2028) as determined by the Leadership and Compensation Committee of the Board (the “Leadership and Compensation Committee”) in its sole and absolute discretion.”

5.	The fourth sentence of Paragraph 5(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

“The Executive’s “target” Bonus amount for each calendar year shall be one hundred percent (100%) of the annual rate of the Executive’s then Base Salary in effect for the calendar year for which the Bonus is to be determined”.

6.	The second sentence of Paragraph 7(f)(ii)(C) of the Employment Agreement is amended to delete the words “the CEO or”.

7.	Paragraph 14(g) of the Employment Agreement is hereby deleted in its entirety.

Except as expressly modified by this Amendment Number 1, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency between the terms and conditions of this Amendment Number 1 and the terms and conditions of the Employment Agreement, the terms and conditions of this Amendment Number 1 will govern and control.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment Number 1 on the date indicated below.

Innodata Inc.

By:	/s/ Jack Abuhoff
Name:	Jack Abuhoff
Title	Chief Executive Officer
Date	September 28, 2026

Rahul Singhal

By:	/s/ Rahul Singhal
Date	September 28, 2026